EXHIBIT 99.2

CLASSOVER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we”, “us”, “our”, or the “Company,” refers to Class Over Inc. and its consolidated subsidiaries. You should read the following discussion and analysis in conjunction with the Company’s consolidated financial statements, which the Company has prepared in accordance with GAAP, included elsewhere in this Current Report on Form 8-K (the “Form 8-K”). This discussion contains forward-looking statements that involve risks and uncertainties. The Company’s actual results and timing of events could differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” in the Form 8-K.

Overview

We are an online enrichment class platform that offers over 40 courses taught by experienced, independent educators. Our program caters to children aged 4 to 17, providing personalized attention and a supportive learning environment. Unlike traditional classes, we give students the unique opportunity to explore their interest in-depth via interactive, live streaming courses with flexible time slots. Although we have incurred continuing losses from operations and net losses in the past few years, our business has experienced continuous growth in sales. Our total revenue increased by $578,769, or 19%, from $3,096,835 for the year ended December 31, 2023, to $3,675,604 for the year ended December 31, 2024. Our gross profit increased by $400,320, from $1,658,856 for the year ended December 31, 2023, to $2,059,176 for the year ended December 31, 2024. Gross profit margin increased from 54% for the year ended December 31, 2023 to 56% for the year ended December 31, 2024.

Business Model

We understand that it is easier to learn when students are interested, so we highlight variety in our business model. Our platform offers a wide breadth of affordable enrichment programs including language, science, technology, engineering, arts, mathematics, music, and many more. Since our platform handles enrollments, record keeping, and many other tasks that usually take up educators’ time, our educator can focus on sharing knowledge about topics they love with our students.

We analyze data gathered on our platform to better determine our students’ most relevant needs, helping us match them with relevant courses and learning paths, thereby driving higher satisfaction. Once a learner enrolls in a course, we strive to provide an effective learning experience through tutoring, assessments, Q&As, and interactive exercises.

We provide time-based subscriptions and credit-based subscriptions to our online courses. For time-based subscriptions, we provide students with unlimited access to our courses for a specified period of time. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance.

Key Factors Affecting Our Performance

Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and elsewhere in the Form 8-K.

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Ability to attract new registered users base

Our business model is dependent upon our ability to grow and maintain a large user base. As of December 31, 2024 and 2023, we have 61,387 and 38,954 registered users, respectively.

"Registered users" are individuals who have signed up and created an account on our platform. This group includes all users who access our services, regardless of whether they have made a financial commitment to our offerings. Registered users may take advantage of free trials, access limited content, or use basic features available at no cost. While registered users do not directly contribute to subscription revenue, they play a crucial role in the overall revenue strategy by expanding the potential market. They provide a pool of potential customers who can be converted into paying customers through targeted marketing and engagement strategies. Additionally, registered users might generate revenue through advertisements, in-app purchases, or by upgrading to paid plans.

Ability to retain customer relationships

Our future revenue growth will also depend on our ability to retain existing customers and deepen engagement with our user base over time.

Ability to attract and retain high quality independent teacher contractors

We believe that students are attracted to us largely because of the high quality and wide selection of enrichment and academic lessons offered by our high quality independent teacher contractors, and that continuing to attract and retain many high quality educator partners will be an important factor in attracting registered users and paid subscribers and increasing our revenue over time. We believe that our reach, reputation, and compensation packages provide an attractive value proposition for educators to partner with us to develop and distribute enrichment content. To be the platform of choice for educator partners, we continue to invest in increasing the size and engagement of our user base, improving recommendation and personalization features, and developing marketing capabilities that drive higher conversions. As of December 31, 2024 and 2023, we have 936 and 731 educator partners working with us, respectively.

Operating Efficiency

Our ability to maintain and increase profitability also depends on our ability to effectively control our costs and expenses. The significant component of our cost of revenues is the compensation expense to our educators. Our gross profit margin increased from 54% for the year ended December 31, 2023 to 56% for the year ended December 31, 2024 due to the optimization of class size. We pay our educators based on the number of hours they teach. In addition, we initiated time limit on certain courses, which encouraged students to pick courses in a shorter period of time, which also lead to an increase in the number of students in each class. However, to ensure quality of our online courses, we generally maintain a student to teacher ratio within 6:1.

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Key Components of Results of Operations

Revenues

We have three predominant sources of revenue : (i) time-based subscriptions, (ii) credit-based subscriptions to our online courses and (iii) marketing consulting services. Customers are required to pay in advance to enroll for courses. In 2023, we started generating consulting revenue by providing marketing consulting services.

Cost of revenues

Cost of revenue consists of streaming services, third-party payment processing fees, and compensation for teachers and certain employees.

Selling expenses

Selling expenses consist primarily of advertising costs on social media platforms such as Google and WeChat.

General and administrative expenses

General and administrative expenses consist primarily of (i) compensation for our management and administrative personnel, (ii) expenses in connection with operation supporting functions such as legal, accounting, consulting, and other professional service fees, and (iii) office rental, depreciation, and other administrative related expenses.

Research and Development Expenses

Our research and development expenses include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

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Results of Operations

For the years ended December 31, 2024 and 2023

The following table summarizes our results of operations for the years presented. The results below are not necessarily indicative of results to be expected for future periods.

	For the year ended December 31, 2024	For the year ended December 31, 2023	Variance $	Variance %

Revenues:
Service revenues	$3,375,604	$2,996,835	$378,769	13%
Consulting revenues (related party)	300,000	100,000	200,000	200%

Total revenues	3,675,604	3,096,835	578,769	19%

Cost of revenues:
Cost of revenues	1,616,428	1,437,979	178,449	12%

Total cost of revenues	1,616,428	1,437,979	178,449	12%

Gross profit	2,059,176	1,658,856	400,320	24%

Operating expenses:
Selling and marketing	657,003	505,518	151,485	30%
General and administrative	2,196,747	1,551,633	634,639	41%
Research and development	39,254	26,730	12,524	47%

Total operating expenses	2,893,004	2,083,881	798,648	38%

(Loss) from operations	$(833,828)	$(425,025)	(398,328)	94%

Interest and Other expense	(9,220)	(8,030)	(1,117)	14%

(Loss) before provision for income taxes	(843,048)	(433,055)	(399,445)	92%
Provision for income taxes	-	-	-	-

Net (loss)	$(843,048)	$(433,055)	(399,445)	92%

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Revenue

The summary information by revenue stream are as follows:

	For the year ended December 31,		Variance	Variance
	2024	2023	Amount	%
Service revenues	$3,375,604	$2,996,835	$378,769	13%
Consulting revenues (related party)	300,000	100,000	200,000	200%
Total	$3,675,604	$3,096,835	$578,769	19%

Our total revenue increased by $578,769, or 19% from $3,096,835 for the year ended December 31, 2023, to $3,675,604 for the year ended December 31, 2024.

Service revenues increased by $378,769, or 13%, from $2,996,835 for the year ended December 31, 2023, to $3,375,604 for the year ended December 31, 2024, driven by an increase in credit-based subscriptions and higher student enrollment during 2024. We generated $300,000 in marketing consulting services revenue from Genius Kid Class LLC, one of our related parties. Consulting revenue increased by 200,000, or 200%, from $100,000 for the year ended December 31, 2023 to $300,000 for the year ended December 31, 2024. Our revenue is likely to decrease if we were unable to diversify our consulting client base.

Costs of Revenue

	For the year ended December 31,		Variance	Variance
	2024	2023	Amount	%
Compensation	$1,443,660	$1,298,917	$144,743	11%
Payment Processing Fee	86,903	75,206	11,697	16%
Streaming Services	85,865	63,856	22,009	34%
Total	$1,616,428	$1,437,979	$178,449	12%

Cost of revenues increased by $178,449, or 12%, from $1,437,979 for the year ended December 31, 2023, to $1,616,428 for the year ended December 31, 2024.

Compensation expenses for independent educators and employees directly involved in providing services increased by $144,743, or 11%, from $1,298,917 for the year ended December 31, 2023, to $1,443,660 for the year ended December 31, 2024. The increase in compensation expenses, along with the increase in payment process and streaming service expenses, were in line with our growth in student base and service revenue.

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Gross profit margin

Our gross profit and gross profit margin from the two revenue streams are summarized as follows:

	For the year ended December 31,
	2024	2023	Variance
Service revenues
Gross profit	$1,818,772	$1,571,356	$247,416
Gross margin	54%	52%	2%
Consulting revenues (related party)
Gross profit	$240,404	$87,500	$152,904
Gross margin	80%	88%	(8)%
Total
Gross profit	$2,059,176	$1,658,856	$400,320
Gross margin	56%	54%	2%

The total gross profit margin increased from 54% in 2023 to 56% in 2024, as a result of our improving service revenue margin during 2024.

The Company’s gross margin of service revenue increased from 52% for the year ended December 31, 2023 to 54% for the year ended December 31, 2024, mainly due to a higher growth rate in service revenue as compared to growth rate in related costs as the company’s continuous effort to optimize class size and class schedules.

Our gross margin of consulting revenue was 80% and 88% for the years ended December 31, 2024 and 2023, respectively. We expect the gross margin of consulting services to be greater than subscription services in general. If our consulting revenue grows faster than our subscription revenue, our overall margin is likely to benefit from the shift in revenue mix.

Operating expenses

During the year ended December 31, 2024, we incurred total operating expenses of $2,893,004, an increase of $809,123, or 38%, as compared to total operating expenses of $2,083,881 during the year ended December 31, 2023.

Selling expenses increased by $151,485, or 30% from $505,518 for the year ended December 31, 2023, to $657,003 for the year ended December 31, 2024. Selling expenses include sales personnel payroll expenses, marketing and promotion expenses, and meals and entertainment expenses in relation to sales activities.

There was an approximately 45% increase in our sales personnel payroll expenses from $409,263 in 2023 to $593,826 in 2024. The increase in sales personnel payroll expenses was primarily attributable to the implementation of a performance-based compensation model that aligns incentives more closely to the Company’s overall performance. As a result, our growth in revenue has pushed up our sales personnel payroll expenses in 2024.

The increase in selling expenses was partially offset by a decrease in marketing and promotional expenses. There was an approximately 34% decrease in our marketing and promotional expenses from $96,254 in 2023 to $63,176 in 2024. The reduction in marketing and promotional expenses was primarily achieved through the implementation of strategic cost saving measures, specifically the reduction of expenditures on social media companies and channels. Additionally, we engaged in collaborative partnerships with social influencers in the education sector to bolster audience engagement, leveraging their audience base for more targeted and impactful outreach efforts. Notably, the results delivered by our influencer partners are more promising as compared to traditional marketing, and more importantly, at a lower cost.

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General and administrative expenses increased by $645,114, or 42%, from $1,551,633 for the year ended December 31, 2023, to $2,196,747 for the year ended December 31, 2024. Our general and administrative expenses include compensation related to the administrative personnel, amortization and depreciation expenses, rent, and other general expenses.

There was an approximately 18% increase in our compensation expenses to administrative personnel from $1,173,111 in 2023 to $1,384,246 in 2024, which was one of the attributes to the increase of general and administrative expenses. The increase in compensation expenses was primarily attributable to the hiring and expansion of administrative staff. During the year ended December 31, 2024, the Company also incurred $349,545 of professional expenses in relation to the business combination (“Business Combination”) with Battery Future Acquisition Corp. (“BFAC”).

Research and development expenses increased by $12,524, or 47%, from $26,730 for the year ended December 31, 2023, to $39,254 for the year ended December 31, 2024. The increase was primarily attributable to increasing maintenance expenses for our mobile app.

Interest and other

Interest and other expenses for the year ended December 31, 2023 was $8,030 as compared to $9,220 for the year ended December 31, 2024.

Provision for income taxes

The Company had no income tax provision for the years ended December 31, 2024 and 2023. We have made a full allowance on the deferred tax assets as we have determined that it is not more likely than not that the assets will be realized.

Net Loss

As a result of the combination of factors discussed above, our net loss increased from $433,055 for the year ended December 31, 2023 to $843,048 for the year ended December 31, 2024.

Liquidity and Capital Resources

As of December 31, 2024, we had cash and cash equivalents of $50,682. Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The following table shows the breakout between cash on hand and bank deposits:

	December 31, 2024	December 31, 2023

Cash on hand	$3,144	$3,144
Bank deposits	47,538	784,508
Total cash shown in the Statement of Cash Flows	$50,682	$787,652

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The accompanying consolidated financial statements have been prepared applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2024, the Company had cash of $50,682, current liabilities of $3,373,008, a working capital deficit of $3,298,518, a stockholders’ deficit of $4,519,154, and a net loss of $843,048 for the year. These factors among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

On November 22, 2024, the Company, Classover Holdings, Inc. (“Pubco”) and BFAC executed the PIPE Agreement with the PIPE investor for the sale of up to 5,000 shares of Series B Preferred Stock of Pubco (the “Series B Pubco Preferred Stock”) at a purchase price of up to an aggregate of $5 million (the “PIPE Financing”). Of such shares, (i) 2,400 shares were to be issued upon consummation of the Business Combination, (ii) up to 1,600 shares were to be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “First Preferred Warrants”) , and (iii) up to 1,000 shares were to be issued upon exercise of certain warrants to purchase shares of Series B Pubco Preferred Stock (the “Second Preferred Warrants”, and collectively with the First Preferred Warrants, the “Preferred Warrants”).

The Business Combination was consummated on April 4, 2025.  Simultaneously with the consummation of the Business Combination, Pubco consummated the initial sale of Series B Pubco Preferred Stock pursuant to the PIPE Agreement and on April 14, 2025, Pubco consummated the sale of the remaining shares of Series B Preferred Stock pursuant to the PIPE Agreement and received an aggregate of $4,750,000 (net of original issue discount). The Company has evaluated the significance of the PIPE Financing and concluded that the PIPE Financing is an effective mitigation plan that provides sufficient liquidity to support its continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of the combined and consolidated financial statements. Accordingly, the factors raising the going concern uncertainty are alleviated.

The financial statements do not include any adjustment relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue additional equity or debt securities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

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	For the Years Ended December 31,
	2024	2023

Net cash (used in) operating activities	$(781,265)	$(57,774)
Net cash (used in) investing activities	(185,705)	-
Net cash provided by financing activities	230,000	200,000
Change in cash and cash equivalents	(736,970)	142,226
Cash and cash equivalents, beginning of year	787,652	645,426
Cash and cash equivalents, end of year	$50,682	$787,652

Operating Activities

Net cash used in operating activities for the year ended December 31, 2024 was primarily attributable to net loss of $843,048 and decrease in operating lease liabilities of $295,475 as we made payment under the lease contract and decrease in due to related parties of $237,086 as we paid off the related party loans. Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $293,526, depreciation and amortization expenses of $54,823, non-cash stock compensation expenses of $25,120, and increase in deferred revenues of $157,845 as we collected in advance from online class subscription.

Net cash used in operating activities for the year ended December 31, 2023 was primarily attributable to net loss of $433,055 and decrease in operating lease liabilities of $277,578 as we made payment under the lease contract. Cash outflow was partially offset by the non-cash amortization of operating lease right-of-use assets $282,309, increase in deferred revenues of $59,626 as we collected in advance from online class subscription, increase in due to related party $324,561 as we collected in advance from related party for the consulting service.

Investing Activities

Net cash used in investing activities was $185,705 for the year ended December 31, 2024, as compared to $0 for the year ended December 31, 2023.

The increase was primarily due to our purchases of property and equipment in the amount of $185,705 in 2024.

Financing Activities

Net cash provided by financing activities was $230,000 for the year ended December 31, 2024, an increase of $30,000, or 15%, as compared to $200,000 net cash provided by financing activities for the year ended December 31, 2023. The increase was mainly due to the issuance of promissory note in the amount of $130,000 to the related party in 2024.

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Critical Accounting Policies and Estimates

Accounting Principles—The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).

Principles of consolidation—The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant intercompany transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

Use of Estimates— The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, useful lives of property and equipment, valuation of deferred tax assets and liabilities, operating lease right-of-use assets and liabilities and deferred revenue. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

Revenue Recognition— The Company has three predominant sources of revenue: time-based subscriptions, credit-based subscriptions to our online courses, and marketing consulting services.

Subscription Revenue

Customers are required to pay in advance to enroll for course. For time-based subscriptions, we are obligated to provide students with unlimited access to our course for a specified term. For credit-based subscriptions, we offer our students the flexibility to take courses at any time up to the limit of their prepaid balance. Each contract of the online education service is accounted for as single performance obligation which is satisfied ratably over the service period. We charge fixed fees to the services contracts. The proceeds collected are initially recorded as deferred revenue. For credit-based subscriptions, revenues are recognized proportionately as the courses are delivered. For time-based subscriptions, revenues are recognized on a straight-line basis over the subscription period from the date in which the students activate the courses to the date of expiration. Refunds are provided to the students who decide to withdraw from the subscribed courses within the course offer period and a proportional refund is based on the percentage of untaken courses to the total courses purchased. Historically, the Company has not experienced material refunds.

Consulting Revenue

The Company also generates revenue from consulting services. The Company’s consulting program is designed to teach startup founders within the education sector how to market their product, refine their course content, infrastructure, and business models, achieve market fit and operating efficiency, and scale the startup into a high growth education business. The Company’s performance obligation is to provide consulting services to startup founders for a specific term. Customers are required to prepay full consulting service charge, which is fixed and determinable, at contract inception to secure program spot, and revenue is recognized overtime on a straight-line basis through the service term.

Principal Agent Considerations—The Company makes its application available to be downloaded through third-party digital distribution service providers. Users who intend to enroll our courses are directed to third-party payment platforms before completing subscription with us. The Company evaluates the purchases via third-party payment processors to determine whether its revenues should be reported gross or net of fees retained by the payment processor. The Company is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company records revenue on a gross basis as a principal and records fees paid to third-party payment platforms as cost of revenues.

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Deferred Revenue— Deferred revenue mostly consists of payments we receive in advance of revenue recognition. Revenue is recognized over the life of the subscription, or as the delivery of the pre-purchased class sessions. The Company classifies deferred revenue as a short-term liability on the balance sheets as the longest subscription plan is for twelve months and the remaining session are expected to be delivered within twelve months or less.

Cost of Revenue—Cost of revenue predominantly consists of streaming services, third-party payment processing fees, and wages for teachers and certain employees engaged in producing the revenue.

Property and Equipment—Property and equipment primarily includes computers and furniture are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years.

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the leasehold improvements. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Income Taxes—The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at September 30, 2024 and 2023 related to uncertain tax positions.

Fair Value of Financial Instruments—The Company accounts for certain assets and liabilities at fair value in accordance with the accounting guidance applicable to fair value measurements and disclosures.

The carrying values of cash, cash equivalents, accounts payable, deferred revenues, interest payable, loan payable, due to related parties, operating lease liabilities and accrued liabilities and other payables are deemed to be reasonable estimates of their fair values because of their short-term nature.

Research and Development Costs— Research and development expenses include compensation-related expenses to the outsourced subcontractors for maintenance of our online learning platform.

Recent Issued Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in the Form 8-K.

Contingencies—The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss, would be disclosed.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements including arrangements that would affect the Company’s liquidity, capital resources, market risk support and credit risk support or other benefits.

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